Exhibit 99.1

TRAC Intermodal Announces Full Redemption Of 11% Senior Secured Notes

PRINCETON, N.J., April 12, 2017 /PRNewswire/ -- TRAC Intermodal LLC, the largest provider of intermodal chassis in North America, and TRAC Intermodal Corp. (collectively, the "Issuers") announced today that they have called for the redemption of the entire aggregate principal amount of their outstanding 11.0% Senior Secured Notes due 2019 (the "Notes"). As of the date hereof, $20,000,000 aggregate principal amount of the Notes remains outstanding. The Notes will be redeemed on May 12, 2017 at a redemption price equal to 105.500 percent of the principal amount thereof, plus accrued and unpaid interest thereon. Following such redemption, it is expected that the Notes will be fully redeemed with no principal amount outstanding and the indenture pursuant to which the Notes were issued will be satisfied and discharged. The Issuers intend to partially fund the redemption amount by borrowing on the Issuers' asset-based credit agreement dated as of August 9, 2012, as amended or modified from time to time among the loan parties listed therein, the lenders named therein and Bank of America, N.A. as administrative agent.

About TRAC Intermodal

TRAC Intermodal is the world's largest provider of marine and domestic chassis, measured by total assets, operating throughout the United States, Canada and Mexico. TRAC Intermodal provides short term rentals through an extensive chassis pool network, long term chassis leasing and pool/fleet management through the utilization of its proprietary PoolStat® information management system. TRAC Intermodal's active fleet consists of approximately 264,000 chassis. TRAC Intermodal has a broad operating footprint with approximately 580 marine, 170 domestic and 60 depot locations across North America and is the leader in providing chassis solutions to the intermodal industry.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are statements other than statements of historical fact and are often characterized by the use of words such as "believes," "expects," "estimates," "projects," "may," "will," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the following: the volume of world trade due to economic, political, or other factors; increased operating costs; increased regulatory costs; defaults by our customers; and, the demand for chassis. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

FOR MORE INFORMATION:

Investor Relations:
Blake Morris
bmorris@tracintermodal.com
+1 609.986.0270

TRAC Intermodal LLC
750 College Rd East
Princeton, NJ 08540
www.tracintermodal.com